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                                                                    EXHIBIT 5.1




                              February 16, 2001


Board of Directors
Sterling Chemicals Holdings, Inc.
1200 Smith Street
Suite 1900
Houston, Texas 77002-4312

Gentlemen:

         We have acted as counsel to Sterling Chemicals Holdings, Inc. (the "Company") in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of the issuance of 1,000,000 shares (the "Shares") of the Company's common stock, par value $0.01 per share, in addition to the 1,000,000 shares previously authorized, pursuant to the Company's Omnibus Stock Awards and Incentive Plan (the "Plan").

         In connection herewith, we have examined copies of such statutes, regulations, corporate records and documents, certificates of public and corporate officials and other agreements, contracts, documents and instruments as we have deemed necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies. We have also relied, to the extent we deem such reliance proper, upon information supplied by officers and employees of the Company with respect to various factual matters material to our opinion.

         Based upon the foregoing and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly authorized, and that such Shares will, when issued in accordance with the terms of the Plan and related stock option agreements, be validly issued, fully paid and nonassessable.

         We express no opinion other than as to the Delaware General Corporate Law.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving the consent we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Commission relating thereto.

                                              Very truly yours,


                                              /s/ ANDREWS & KURTH